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                                                                      EXHIBIT 11

COMPUTATION OF EARNINGS PER COMMON SHARE
PRIMARY AND FULLY DILUTED

                                                                                  Three Months Ended         Six Months Ended
                                                                                     January 31                 January 31
                                                                                 ---------------------      ---------------------
                                                                                    1995        1994           1995       1994
                                                                                 ----------  ----------     ----------  ----------
Net income for computing primary and fully diluted earnings per common share     $1,256,000  $1,094,000     $2,487,000  $1,992,000

Primary shares
        Weighted average number of common shares outstanding                      6,205,245   5,673,656      6,173,976   5,654,729
        Additions from assumed exercise of stock options and warrants               399,655     546,435        422,797     528,114
                                                                                 ----------  ----------     ----------  ----------
        Weighted average of common and common equivalent shares                   6,604,900   6,220,091      6,596,773   6,182,843
                                                                                 ==========  ==========     ==========  ==========
Fully diluted shares
        Weighted average number of common shares outstanding                      6,205,245   5,673,656      6,173,976   5,654,729
        Additions from assumed exercise of stock options and warrants               399,655     621,744        422,797     565,704
                                                                                 ----------  ----------     ----------  ----------
        Weighted average of common and common equivalent shares                   6,604,900   6,295,400      6,596,773   6,220,433
                                                                                 ==========  ==========     ==========  ==========
Net income per common share
        Primary                                                                     $  0.19     $  0.18        $  0.38     $  0.32
                                                                                 ==========  ==========     ==========  ==========
        Fully diluted                                                               $  0.19     $  0.18        $  0.38     $  0.32
                                                                                 ==========  ==========     ==========  ==========

Primary additions from assumed exercise of stock options and warrants is net of assumed purchase of common shares at the average market price during the period. Fully diluted earnings per share was determined in the same manner except that the greater of the period end or period average stock price was used.